THIS WARRANT WILL BE VOID AND OF NO VALUE UNLESS EXERCISED ON OR BEFORE 4:00 P.M. (VANCOUVER TIME)

ON JANUARY 7, 2003

THIS WARRANT IS NOT TRANSFERABLE

ANY SHARES ISSUED UNDER THIS WARRANT MUST BEAR THE LEGEND:

“WITHOUT PRIOR WRITTEN APPROVAL OF THE EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF THE CANADIAN VENTURE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL MAY 7, 2002.”

GOLD CITY INDUSTRIES LTD.

(Continued under the British Columbia Corporations Act)

Right to Purchase

400,000  Common Shares

WARRANT FOR PURCHASE OF COMMON SHARES

THIS IS TO CERTIFY THAT, for value received: David Hall (hereinafter called the "Holder") is entitled to subscribe for and purchase 400,000 fully paid and non-assessable Common Shares without par value in the capital (as constituted on December 1, 1998) of GOLD CITY INDUSTRIES LTD. (hereinafter called the "Corporation") at any time prior to 4:00 p.m. (Vancouver Time) on January 7, 2003, at the price of $0.20 per share, subject, however, to the provisions and upon the terms and conditions hereinafter set forth.

The rights represented by this Warrant may be exercised by the Holder hereof, in whole or in part (but not as to a fractional share of Common Shares), by completing the subscription form attached hereto; and surrendering this Warrant at the office of Computershare Trust Company, 510 Burrard Street, Vancouver, B.C., V6C 3B9 together with a certified cheque payable to or to the order of the Corporation in payment of the purchase price of the number of Common Shares subscribed for.

In the event of any exercise of the rights represented by this Warrant, certificates for the Common Shares so purchased shall be delivered to the Holder hereto within a reasonable time, not exceeding ten days after the rights represented by this Warrant shall have been so exercised, and, unless this Warrant has expired, a new Warrant representing the number of Common Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder hereto within such time.

The Corporation covenants and agrees that all Common Shares, which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be fully paid and non-assessable and free of all liens, charges and encumbrances. The Corporation further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Corporation will at all times have authorized, and reserved, a sufficient number of Common Shares to provide for the exercise of the rights represented by this Warrant.

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THE FOLLOWING ARE THE TERMS AND CONDITIONS REFERRED TO IN THIS WARRANT:

1.

In the event of any subdivision of the Common Shares of the Corporation as such shares are constituted on the date hereof, at any time while this Warrant is outstanding, into a greater number of Common Shares, the Corporation will thereafter deliver at the time or times of purchase of shares hereunder, in addition to the number of shares in respect of which the right to purchase is then being exercised, such additional number of shares as result from such subdivision without any additional payment or other consideration therefore.

2.

In the event of any consolidation of the Common Shares of the Corporation as such Common Shares are constituted on the date hereof, at any time while this Warrant is outstanding, into a lesser number of Common Shares, the number of shares represented by this Warrant shall thereafter be deemed to be consolidated in like manner and any subscription by the Holder for shares hereunder shall be deemed to be a subscription for shares of the Corporation as consolidated.

3.

In the event of any reclassification of the Common Shares of the Corporation at any time while this Warrant is outstanding, the Corporation shall thereafter deliver at the time to the purchaser of shares hereunder the number of shares of the appropriate class resulting from the reclassification as the Holder would have been entitled to receive in respect of the number of shares so purchased had the right to purchase been exercised before such reclassification.

4.

If the Corporation at any time while this Warrant is outstanding shall pay any stock dividend upon the Common Shares of the Corporation in respect of which the right to purchase is herein then given, the Corporation shall thereafter deliver at the time of purchase of shares hereunder in addition to the number of shares in respect of which the right to purchase is then being exercised, the additional number of shares of the appropriate class as would have been payable on the shares so purchased if they had been outstanding on the record date for the payment of the stock dividend.

5.

As used herein, the term "Common Shares" shall mean and include the Corporation's presently authorized Common Shares and shall also include any capital stock of any class of the Corporation hereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

6.

This Warrant shall not entitle the Holder hereof to any rights as a member of the Corporation, including without limitation, voting rights.

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7.

The Holder, by acceptance of this Warrant, agrees that this Warrant and all rights hereunder are non-transferable and any shares acquired by the Holder pursuant to this Warrant may not be sold without qualifying the shares for sale by way of a Prospectus or Statement of Material Facts or obtaining an exemption from the registration requirements.

8.

Nothing contained herein shall confer any right upon the Holder or any other person to subscribe for or purchase any shares of the Corporation at any time subsequent to 4:00 o'clock in the afternoon Vancouver Time on January 7, 2003, and from after such time this Warrant and all rights hereunder shall be void and of no value.

9.

Time shall be of the essence hereof.

IN WITNESS WHEREOF the Corporation has caused this Warrant to be signed as of the 7th day of January, 2002.

GOLD CITY INDUSTRIES LTD.

By:

/s/ Fred Sveinson

Fred Sveinson, President & CEO

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